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                                                                    EXHIBIT 99.1

                        [LETTERHEAD OF CIGAR AFICIONADO]

June 4, 1997

Fax to:    Mr. Lew Rothman

From:    Marvin R. Shanken

Dear Lew:

This letter will confirm that the statement in your prospectus, "many of the Company's proprietary premium cigars ... have gained national prominence and have received high ratings from CIGAR AFICIONADO magazine," is accurate. Furthermore, we hereby consent to the use of our name and the foregoing statement in the registration statement (file no. 333-23401) of 800-JR-CIGAR Inc.

If you need further assistance, please let me know.

Sincerely,

/s/ MARVIN R. SHANKEN
---------------------

Marvin R. Shanken

/jm